UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (X) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person


            Table I -- Non-Derivative Securities Acquired,Disposed of, or Beneficially Owned

                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
     Class A         11/01/99   S               1,713    D           $43.79                       I             By Margaret
 Common Stock                                                                                                   L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of Susan
                                                                                                                Tamara Keon
                                                                                                                DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990

                     11/02/99   S               1,043    D           43.47                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of Susan
                                                                                                                Tamara Keon
                                                                                                                DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/03/99   S               2,919    D           42.54                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Susan Tamara
                                                                                                                Keon DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990

                     11/04/99   S               1,255    D           42.94                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of Susan
                                                                                                                Tamara Keon
                                                                                                                DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/05/99   S               1,253    D           44.43                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Susan Tamara
                                                                                                                Keon DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990

                     11/08/99   S               692      D           44.20        23,937 (1)      I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of Susan
                                                                                                                Tamara Keon
                                                                                                                DeWyngaert
                                                                                                                dated April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/01/99   S               1,713    D           $43.79                       I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John Keon
                                                                                                                III dated April
                                                                                                                20, 1990

                     11/02/99   S               1,043    D           43.47                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John
                                                                                                                Keon III dated
                                                                                                                April 20, 1990

                     11/03/99   S               2,919    D           42.54                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John
                                                                                                                Keon III dated
                                                                                                                III dated April
                                                                                                                20, 1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/04/99   S               1,255    D           42.94                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John
                                                                                                                Keon III
                                                                                                                dated April 20,
                                                                                                                1990

                     11/05/99   S               1,253    D           44.43                        I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John
                                                                                                                Keon III dated
                                                                                                                April 20, 1990

                     11/08/99   S               692      D           44.20        23,937 (2)      I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Joseph John
                                                                                                                Keon III
                                                                                                                dated April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/01/99   S               1,713    D           $43.79                       I             By Margaret
                                                                                                                L. Keon 1990
                                                                                                                Personal Income
                                                                                                                Trust for the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/02/99   S               1,043    D           43.47                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/03/99   S               2,919    D           42.54                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/04/99   S               1,255    D           42.94                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/05/99   S               1,253    D           44.43                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/08/99   S               692      D           44.20        23,937 (3)      I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Katherine
                                                                                                                Stoddert
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/01/99   S               1,713    D           $43.79                       I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/02/99   S               1,043    D           43.47                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/03/99   S               2,919    D           42.54                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/04/99   S               1,255    D           42.94                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/05/99   S               1,253    D           44.43                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/08/99   S               692      D           44.20        23,937 (4)      I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Lisa Anne
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/01/99   S               1,713    D           43.79                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/02/99   S               1,043    D           $43.47                       I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/03/99   S               2,919    D           42.54                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/04/99   S               1,255    D           42.94                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/05/99   S               1,253    D           44.43                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990

                     11/08/99   S               692      D           44.20        23,937 (5)      I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Margaret
                                                                                                                Lynley
                                                                                                                Keon dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/01/99   S               1,713    D           43.79                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990

                     11/02/99   S               1,043    D           $43.47                       I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990

                     11/03/99   S               2,919    D           42.54                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                     11/04/99   S               1,255    D           42.94                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990

                     11/05/99   S               1,253    D           44.43                        I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990

                     11/08/99   S               692      D           44.20        23,937 (6)      I             By
                                                                                                                Margaret
                                                                                                                L. Keon
                                                                                                                1990
                                                                                                                Personal
                                                                                                                Income
                                                                                                                Trust for
                                                                                                                the
                                                                                                                Benefit of
                                                                                                                Pamela
                                                                                                                Keon
                                                                                                                Vitale
                                                                                                                dated
                                                                                                                April 20,
                                                                                                                1990



                                                                                   5. Amount of
                                                                                    Securities     6.  Owner-
                     2. Trans-                                                     Beneficially    ship Form:   7.  Nature
                      action                             4.  Securities            Owned at End    Direct (D)   ofIndirect
      1.  Title of     Date       3. Trans-             Acquired (A) or              of Month     or Indirect   Beneficial
        Security     (Month /    action Code            Disposed of (D)             (Instr. 3         (I)        Ownership
       (Instr. 3)    Day/Year)    (Instr. 8)          (Instr. 3, 4 and 5)             and 4)       (Instr. 4)   (Instr. 4)
      ------------   --------    -----------          -------------------          ------------    ----------    ---------

                                  Code     V    Amount    (A)or(D)      Price
                                  ----    --    ------    --------      -----
                                                                                  1,011,722 (7)   I             By
                                                                                                                Margaret
                                                                                                                Lumpkin
                                                                                                                Keon Trust
                                                                                                                dated May
                                                                                                                13, 1978



                                           Table II -- Derivative Securities Acquired,
                                               Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
                                                                                                9.       10.
                                      5.                                                        Number   Owner-
                                      Number of                                                 of       ship
                                      Deriva-                                                   Deriv-   Form of
                                      tive                                                      ative    Deriv-   11.
    1.                                Securi-                                            8.     Secur-   ative    Nature
    Title   2.                        ties                                               Price  ities    Secur-   of
    of      Conver-   3.              Acquired                                           of     Benefi-  ity:     Indirect
    Deriv-  sion or   Trans-  4.      (A) or                                             Deriv- cially   Direct   Benefi-
    ative   Exercise  action  Trans-  Disposed                                           ative  Owned at (D) or   cial
    Secur-  Price of  Date    action  of (D)    6. Date          7.  Title and           Secur- End of   Indirect Owner-
    ity     Deriva-   (Month/ Code    (Instr.   Exercisable and  Amount of Underlying    ity    Month    (I)      ship
    (Instr. tive      Day/    (Instr. 3, 4 and  Expiration Date  Securities              (Instr.(Instr.  (Instr.  (Instr.
    3)      Security  Year)   8)      5)        (Month/Day/Year) (Instr. 3 and 4)        5)     4)       4)       4)
    ------  --------  -----   ------  --------  ---------------- ----------------        --------------- -------- -------
                                                Date     Expir-             Amount or
                                                Exer-    ation              Number of
                              Code   V A     D  cisable  Date    Title      Shares
                              ----  ----    --  -------  -----   -----      ---------



     Explanation of Responses:

        Explanation of footnotes to Table I:  For purposes of Section 1

   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by the other joint filer.

        (1) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.

        (2) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.

        (3) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.

        (4) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.

        (5) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.


        (6) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 16,406 additional shares of common stock.

        (7) On July 26, 1999, the common stock of McLeodUSA Incorporated split 2-for-1, resulting in the reporting person's acquisition of 505,861 additional shares of common stock.



   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon
   Individually and as trustee of
   the Margaret Lumpkin Keon Trust
   By:  Steven L. Grissom
        Attorney in Fact



   Dated: December 10, 1999